SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into as of the Effective Date of this Agreement, as set forth in Paragraph 5(f) hereof, by and between Mark D. Wortley (“Employee”) and Skilled Healthcare Group, Inc. (the “Company”), on behalf of itself individually and any and all past and present parents, affiliates and subsidiary corporations.

WHEREAS, Employee is party to an employment agreement with the Company dated as of December 27, 2005 (the “Employment Agreement”); and

WHEREAS, the Employee’s employment with the Company will terminate on June 30, 2009 (the “Termination Date”).

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee (individually, a “Party”, collectively the “Parties”) hereby agree as follows:

1. Termination of Prior Agreements and Understandings. The Parties agree that, except as expressly and specifically provided for herein, any prior agreements and understandings between them, whether oral or written and of whatever nature, including without limitation the Employment Agreement, are hereby canceled, terminated and superseded by this Agreement and shall be null and void and of no force and effect. In lieu of any compensation or benefits under the Employment Agreement, the Parties agree that Employee shall be employed through the Termination Date by the Company, and the Parties shall enter into an independent contractor relationship pursuant to the Independent Contractor Agreement attached hereto as Exhibit A.

2. Termination of Employment. Employee acknowledges that his employment and all of his positions with the Company terminate on the Termination Date.

3. No Admissions. This Agreement does not constitute an admission by the Employee, the Company or any of the other Company Releasees (as defined below) of any violation of any contract or law, and the Employee, the Company and each of the other Company Releasees expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

4. General Release by Employee.

a. In consideration of this Agreement, Employee hereby irrevocably and unconditionally releases, waives and forever discharges the Company, its direct and indirect parents, subsidiaries and affiliates, partnerships, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, shareholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that he has ever had, may now have, or may later assert against any of the Company Releasees, whether or not arising out of or related to Employee’s employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time to the Effective Date (hereinafter referred to as “Employee Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, California Labor Code §§ 1102.5(a),(b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code, and any other state or local laws against discrimination; (ii) any claims arising out of or related to any and all other federal, state or local constitutions, statutes, rules or regulations, (iii) any claims arising out of any contract, agreement or understanding, or (iv) any claims arising under any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, stock bonus or options, stock, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses. Notwithstanding the foregoing, Employee’s release herein shall not affect Employee’s rights, if any (A) to receive the payments and benefits provided by Section 3(c) or Section 4 of the Employment Agreement, (B) to enforce the terms of this Agreement, or (C) under the Consolidated Omnibus Budget Reconciliation Act of 1985.

b. The Employee further waives and relinquishes any rights and benefits which he has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. Civil Code § 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Employee acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Agreement, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties hereto, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

c. To the fullest extent permitted by law, Employee agrees he will not, directly or indirectly, individually or through one or more intermediaries, lodge or assist anyone else in lodging any formal or informal complaint, claim, charge, action or proceeding in court, with any federal, state or local agency or any other forum, in any jurisdiction (collectively “Proceeding”), against the Company or any of the other Company Releasees arising out of or related to Employee’s Claims or Employee’s employment by the Company or the termination of that employment. Employee further represents that he has not in the past and agrees that he will not in the future assign any of Employee’s Claims to any person, corporation or other entity.

d. Execution of this Agreement by Employee operates as a complete bar and defense against any and all of Employee’s Claims against the Company or the other Company Releasees. To the fullest extent permitted by law, if Employee should, directly or indirectly, individually or through one or more intermediaries, hereafter make any of Employee’s Claims in any Proceeding against the Company or any of the other Company Releasees, the Agreement may be raised as and shall constitute a complete bar to any such Proceeding and the Company and/or the other Company Releasees shall be entitled to and shall recover from Employee all costs incurred, including reasonable attorneys’ fees, in defending against any such Proceeding.

5. Miscellaneous Provisions.

a. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the parties hereto.

b. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and assigns; provided that Employee’s rights, duties and obligations hereunder may not be delegated, transferred or assigned by him, in whole or in part, in any manner.

c. This Agreement shall be governed, construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to the application and effect of its conflict of laws principles.

d. In the event that either Party breaches, violates, or fails to comply with any of the provisions, terms or conditions or any of the representations of this Agreement (the “Breach”), in its sole discretion, the non-breaching Party shall be entitled to recover damages against the breaching Party. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief.

e. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

f. Employee may revoke this Agreement in writing at any time during a period of seven (7) calendar days after the execution of this Agreement by the Parties (the “Revocation Period”). This Agreement shall become effective and enforceable automatically on the Effective Date which date is hereby defined as the first day after the expiration of the Revocation Period.

In signing this Agreement, Employee acknowledges that: (a) he has read and understands this Agreement and has been advised to consult with and has had an adequate opportunity to consult with his personal attorneys before signing this Agreement; (b) he has signed this Agreement voluntarily and understands that it contains a full and final release of all of Employee’s Claims, as set forth in Paragraph 4, as of the Effective Date of this Agreement; (c) he has been offered at least twenty-one (21) calendar days to consider this Agreement; and (d) this Agreement is not made in connection with an exit incentive or other employee termination program offered to a group or class of employees.

/s/ Mark D. Wortley	March 24, 2009
[Employee]	Date of Execution By: Mark D. Wortley

SKILLED HEALTHCARE GROUP, INC.
By: /s/ Boyd W. Hendrickson	March 24, 2009
Date of Execution By: Chief Executive Officer